CACI Reports Fiscal 2008 Second Quarter Results

Revenue increased 21 percent to record $577.8 million
Organic revenue growth rate of 10.7 percent
Operating income increased 3.6 percent to $38.3 million
Intelligence Community revenue increased 46 percent

Arlington, Va., January 30, 2008 - CACI International Inc (NYSE: CAI), a leading professional services and information technology solutions provider to the federal government, announced results today for its second fiscal quarter and first six months ended December 31, 2007. CACI provides innovative solutions to meet America’s needs in national security, intelligence, homeland security, and the transformation of government, and is a leading strategic consolidator in its market space.

Second Quarter Results

For the second quarter of Fiscal Year 2008 (FY08), we reported record revenue of $577.8 million, up 21.2 percent over second quarter of Fiscal Year 2007 (FY07) revenue of $476.9 million. The increase during the quarter was driven by both organic and acquired revenue. Operating income for the quarter was $38.3 million, up 3.6 percent, compared with operating income of $37.0 million in the year earlier quarter. The operating margin was 6.6 percent compared with 7.8 percent in the second quarter of FY07. The change in the operating margin was primarily due to a shift in the timing of contract award fees, and to continuing higher subcontractor content integral to the solutions we deliver to our clients. While income before taxes for the quarter was approximately equal to the $31.6 million reported in the second quarter of FY07, our tax rate increased to 39.2 percent from 35.2 percent in the year earlier quarter. The tax rate reported in the second quarter of FY07 was favorably impacted by the R&D tax credit legislation enacted in December 2006. As a result of the higher tax rate in FY08, net income for the second quarter was $19.2 million, or $0.63 per diluted share, compared with $20.5 million, or $0.65 per diluted share, for the second quarter of FY07. Days sales outstanding at the end of the quarter were 74 compared with 72 days at the end of the second quarter of FY07.

Second Quarter Highlights

Major highlights and accomplishments during the second quarter of FY08 include:

•	Contract awards with an estimated value of $444 million, approximately 75 percent of which is new work. The awards in the quarter include:
o
A five-year, $60 million task order under the U.S. Army Field and Installation Readiness Support Team (FIRST) contract to provide professional services and technical support to the Ft. Bliss Directorate of Logistics. This new award with a new client positions us to leverage and expand our core competency in logistics and readiness.

o
A five-year, $25 million task order from the U.S. Navy to provide professional services and business systems solutions for the Naval Sea Systems Command’s Naval Shipyard Training and Education Program (NSTEP). This award continues support we have provided to this client since 1992.

o
Approximately $243 million in awards to support the Intelligence Community. In addition, we were awarded a prime position on a new five-year multiple award, indefinite delivery, indefinite quantity task order contract with an estimated ceiling value of $1 billion.

Contract awards for the first six months of FY08 with an estimated total value of approximately
$1.4 billion.
•
Contract funding orders totaling $446 million. Contract funding orders for the first six months of FY08 total approximately $1.2 billion, an increase of 6 percent over the approximately $1.1 billion received in the first half of FY07.

•
A 46 percent increase in revenue from the Intelligence Community over the second quarter of FY07. This increase was driven by organic growth and acquisitions, and involves work in our core competencies of data, information, and knowledge management and C4ISR integration services.

•
Completion of the acquisitions of Athena Innovative Solutions, Inc., a provider of specialized services and solutions to the Intelligence Community, and of Dragon Development Corporation, a provider of systems and software engineering to the Intelligence Community. Together, these acquisitions expand our presence and capabilities with national intelligence agencies.

•
Achievement of Level 3 of the Software Engineering Institute’s Capability Maturity Model® Integration by our National Solutions Business Group. This is the first full CACI business group to be appraised at this high level of software best practices.

CEO Commentary

Commenting on the company’s financial results, Paul Cofoni, CACI’s President and CEO, said, “Our second quarter was one of solid performance, which has created momentum for the second half of our fiscal year. The business we won over the past several quarters continues to convert to revenue and earnings. Our organic revenue growth continues to improve and our acquisition program is performing ahead of plan. Our results continue to be ahead of our initial expectations. Our first half has provided us with a good foundation to build on, giving us added confidence about the balance of FY08 and our longer-term growth objectives.”

Turning to CACI’s growth plans, Mr. Cofoni said, “A key component of our strategy is to be at the center of our clients’ efforts to solve the nation’s number one long-term threat - global terrorism. CACI’s focus is to deliver timely and essential capabilities at the nexus of intelligence and security services that help our clients develop actionable information to identify and preempt terrorist attacks. We believe this is America’s first line of defense, and CACI’s intelligence capabilities uniquely qualify us to provide great value to our nation and make a real impact on defeating terrorist threats.”

Six Months FY08 Results

For the first half of FY08, we reported record revenue of $1.13 billion, up 19.8 percent over first half of FY07 revenue of $944.5 million. Operating income in the first half of FY08 was $73.0 million compared with $73.5 million reported in the first half of FY07. The operating margin was 6.5 percent for the first six months of FY08 compared with 7.8 percent for the same period in FY07. The effective tax rate for the first half of FY08 was 38.7 percent versus 36.6 percent in the first half of FY07. Net income for the first half of FY08 was $37.5 million, or $1.23 per diluted share, compared with net income of $39.3 million, or $1.25 per diluted share, for the first half of FY07. Operating cash flow for the first half of FY08 was $15.8 million compared with $70.4 million for the similar period in FY07. Operating cash flow in the second quarter was impacted by government payment office slowdowns, most of which were weather-related, during the month of December. These payment issues are largely resolved and our cash flow from operating activities is returning to normal levels.

CACI Revises its FY08 Guidance

We are revising our FY08 annual guidance, summarized in the table below:

(In millions except for earnings per share)	Fiscal Year 2008
Revenue	$2,300 - $2,400
Net income	$79.6 - $85.7
Diluted earnings per share	$2.60 - $2.80
Diluted weighted average shares	30.6

Forecasted revenue and diluted EPS do not include amounts from any future acquisitions.

This guidance represents our views as of January 30, 2008. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, January 31st, during which members of our senior management will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-877-675-4750 and enter the confirmation code 3549063. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, January 31st, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services, IT, and network solutions needed to prevail in today’s new era of national security, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the solutions, applications, and infrastructures our federal customers use to provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006 and the Russell 2000 index. CACI provides dynamic careers for approximately 11,600 employees working in over 120 offices in the U.S. and Europe. Visit CACI on the web at http://www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the ability to successfully integrate the recent acquisitions of Dragon Development Corporation and Athena Innovative Solutions, Inc.; the accretiveness of the Dragon and Athena transactions to our earnings; regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) expensing of stock options; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

For investor information contact:
David Dragics, Senior Vice President, Investor Relations
866-606-3471, ddragics@caci.com

For other information contact:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com
(Financial tables follow)

Capability Maturity Model is a registered trademark of Carnegie Mellon University

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2007	12/31/2006	% Change	12/31/2007	12/31/2006	% Change
Revenue	$577,784	$476,909	21.2%	$1,131,364	$944,532	19.8%
Costs of revenue
Direct costs	386,427	311,464	24.1%	758,825	612,191	24.0%
Indirect costs and selling expenses	140,735	119,426	17.8%	276,492	239,281	15.6%
Depreciation and amortization	12,309	9,054	36.0%	23,055	19,560	17.9%
Total costs of revenue	539,471	439,944	22.6%	1,058,372	871,032	21.5%
Operating income	38,313	36,965	3.6%	72,992	73,500	-0.7%
Interest expense and other, net	6,738	5,362	25.7%	11,890	11,571	2.8%
Income before income taxes	31,575	31,603	-0.1%	61,102	61,929	-1.3%
Income taxes	12,385	11,140	11.2%	23,620	22,663	4.2%
Net income	$19,190	$20,463	-6.2%	$37,482	$39,266	-4.5%

Basic earnings per share	$0.64	$0.67	-4.2%	$1.25	$1.28	-2.5%
Diluted earnings per share	$0.63	$0.65	-3.6%	$1.23	$1.25	-2.0%

Weighted average shares used in per share computations:
Basic	30,033	30,696		30,013	30,662
Diluted	30,580	31,440		30,549	31,378

Statement of Operations Data (Unaudited)
	Quarter Ended		Six Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Operating income margin	6.6%	7.8%	6.5%	7.8%
Tax rate	39.2%	35.2%	38.7%	36.6%
Net income margin	3.3%	4.3%	3.3%	4.2%

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	12/31/2007	6/30/2007
ASSETS:
Current assets
Cash and cash equivalents	$11,690	$285,682
Accounts receivable, net	472,265	386,150
Prepaid expenses and other current assets	41,129	37,171
Total current assets	525,084	709,003

Goodwill and intangible assets, net	1,181,195	962,090
Property and equipment, net	25,004	22,695
Other long-term assets	89,129	98,159
Total assets	$1,820,412	$1,791,947

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$12,937	$7,643
Accounts payable	76,861	59,827
Accrued compensation and benefits	103,072	96,978
Other accrued expenses and current liabilities	79,942	130,573
Total current liabilities	272,812	295,021

Long-term debt, net of current portion	634,398	635,772
Other long-term liabilities	51,776	47,307
Total liabilities	958,986	978,100

Shareholders' equity	861,426	813,847
Total liabilities and shareholders' equity	$1,820,412	$1,791,947

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)
	Six Months Ended
	12/31/2007	12/31/2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,482	$39,266
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	23,055	19,560
Amortization of deferred financing costs	1,228	710
Stock-based compensation expense	10,012	7,269
Provision for deferred income taxes	3,333	290
Changes in operating assets and liabilities,
net of effect of business acquisitions:
Accounts receivable, net	(59,300)	15,308
Prepaid expenses and other current assets	(1,329)	(3,170)
Accounts payable and accrued expenses	1,204	2,934
Accrued compensation and benefits	(961)	(9,690)
Income taxes receivable and payable	(3,170)	(6,358)
Other liabilities	4,249	4,273
Net cash provided by operating activities	15,803	70,392

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,481)	(4,036)
Purchases of businesses, net of cash acquired	(293,307)	(261)
Other	64	(952)
Net cash used in investing activities	(300,724)	(5,249)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) made under bank credit facilities	7,812	(26,771)
Proceeds from employee stock purchase plans	2,321	3,392
Proceeds from exercise of stock options	1,988	3,993
Purchase of common stock	(949)	(2,684)
Other	(193)	975
Net cash provided by (used in) financing activities	10,979	(21,095)
Effect of exchange rate changes on cash and cash equivalents	(50)	637
Net (decrease) increase in cash and cash equivalents	(273,992)	44,685
Cash and cash equivalents, beginning of period	285,682	24,650
Cash and cash equivalents, end of period	$11,690	$69,335

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2007		12/31/2006		$ Change	% Change
Department of Defense	$430,352	74.5%	$343,000	71.9%	$87,352	25.5%
Federal Civilian Agencies	117,008	20.2%	106,553	22.4%	10,455	9.8%
Commercial	25,285	4.4%	22,094	4.6%	3,191	14.4%
State and Local Governments	5,139	0.9%	5,262	1.1%	(123)	-2.3%
Total	$577,784	100.0%	$476,909	100.0%	$100,875	21.2%

	Six Months Ended
(dollars in thousands)	12/31/2007		12/31/2006		$ Change	% Change
Department of Defense	$836,149	73.9%	$677,101	71.7%	$159,048	23.5%
Federal Civilian Agencies	234,307	20.7%	214,398	22.7%	19,909	9.3%
Commercial	51,188	4.5%	43,099	4.5%	8,089	18.8%
State and Local Governments	9,720	0.9%	9,934	1.1%	(214)	-2.2%
Total	$1,131,364	100.0%	$944,532	100.0%	$186,832	19.8%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2007		12/31/2006		$ Change	% Change
Time and materials	$297,619	51.5%	$239,544	50.2%	$58,075	24.2%
Cost reimbursable	156,643	27.1%	133,381	28.0%	23,262	17.4%
Fixed price	123,522	21.4%	103,984	21.8%	19,538	18.8%
Total	$577,784	100.0%	$476,909	100.0%	$100,875	21.2%

	Six Months Ended
(dollars in thousands)	12/31/2007		12/31/2006		$ Change	% Change
Time and materials	$590,772	52.2%	$482,733	51.1%	$108,039	22.4%
Cost reimbursable	300,834	26.6%	263,078	27.9%	37,756	14.4%
Fixed price	239,758	21.2%	198,721	21.0%	41,037	20.7%
Total	$1,131,364	100.0%	$944,532	100.0%	$186,832	19.8%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2007		12/31/2006		$ Change	% Change
Prime	$470,191	81.4%	$389,692	81.7%	$80,499	20.7%
Subcontractor	107,593	18.6%	87,217	18.3%	20,376	23.4%
Total	$577,784	100.0%	$476,909	100.0%	$100,875	21.2%

	Six Months Ended
(dollars in thousands)	12/31/2007		12/31/2006		$ Change	% Change
Prime	$930,438	82.2%	$770,919	81.6%	$159,519	20.7%
Subcontractor	200,926	17.8%	173,613	18.4%	27,313	15.7%
Total	$1,131,364	100.0%	$944,532	100.0%	$186,832	19.8%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2007	12/31/2006	$ Change	% Change
Contract Funding Orders	$445,927	$485,258	$(39,331)	-8.1%
	Six Months Ended
(dollars in thousands)	12/31/2007	12/31/2006	$ Change	% Change
Contract Funding Orders	$1,155,288	$1,090,447	$64,841	5.9%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)
The Company has presented organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. The Company believes that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of the Company’s core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

		Quarter Ended		Twelve Months Ended
(dollars in thousands)	12/31/2007	12/31/2006	% Change	12/31/2007	12/31/2006	% Change
Revenue, as reported	$577,784	$476,909	21.2%	$2,124,804	$1,857,220	14.4%
Less:
Acquired revenue	49,878	-		124,837	-
Organic revenue	$527,906	$476,909	10.7%	$1,999,967	$1,857,220	7.7%